Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8  of our report dated April 15, 2005 (except for the first paragraph in Note 1C as to which the date is July 26, 2006) relating to our audits of the financial statements, which appear in this Annual Report on Form 10-K of Zion Oil & Gas, Inc. for the year ended December 31, 2010.

/s/ Lane Gorman Trubitt, PLLC.

Dallas, Texas
January 10, 2012